Exhibit 99.1

Zoned Properties Reports Strong Q2 2024 Financial Results with Continued

Momentum in Shift to Direct-to-Consumer Real Estate Focus

●      Operating Cash Flow for the Six Months Ended June 30, 2024 Increased 71%;

●      Operating Expenses for the Three Months Ended June 30, 2024 Decreased 17%;

●      Announced Listing of Non-Core Asset in Chino Valley for $16 Million;

●      Announced Share Repurchase Program for up to $1 Million

SCOTTSDALE, Ariz., August 13, 2024 /AccessWire/ -- Zoned Properties®, Inc. (“Zoned Properties” or the “Company”) (OTCQB: ZDPY), a technology-driven property investment company for emerging and highly regulated industries, including legalized cannabis, today announced its financial results for the second quarter ended June 30, 2024, as well as recent highlights related to the Company’s ongoing progress.

Recent Highlights:

●	The Company continues to make material progress in expanding its portfolio, enhancing cash flow, and reducing expenses.

●	Subsequent to quarter end, the Company successfully acquired its next investment property in Surprise, AZ, leased to Sunday Goods which produces a 13.4% effective cap rate when straight lined over the life of the lease term. The strategic acquisition with a best-in-class operator in a prime retail location strengthens the Company’s portfolio and brings the Company above $3 million in annualized rental revenue. Arizona's cannabis market is one of the strongest in the nation surpassing $1.4 Billion in total sales in 2023, with many projecting sales to reach over $1.5 Billion in 2024. The Company’s retail dispensary real estate footprint now includes Arizona, Michigan, and Illinois; with prospective real estate acquisitions anticipated in Ohio.

●	Subsequent to quarter end, the Company secured five new retail dispensary locations in Ohio, working with tier-one dispensary operators as applicants through the state's lottery system. Several of the properties are in major metropolitan areas and are expected to be leased to the tier-one cannabis operators, further solidifying the Company’s presence in key markets with best-in-class operating tenants, and driving future growth.

●	Recently announced strategic geographic expansion with the acquisition of a prime dispensary location in Chicago, Illinois leased to Justice Cannabis Co.'s BLOC, marking an entry into one of the largest urban markets for legalized cannabis, with a 16.5% effective cap rate when straight lined over the life of the lease term.

●	The Company announced the approval a stock repurchase program, pursuant to which the Company is authorized to purchase up to $1 million of its common stock over an unlimited period of time. The Company anticipates it will begin repurchases of its common stock in the coming months.

●	The Company recently listed one of its legacy cultivation property assets in Chino Valley, Arizona for sale at a purchase price of $16 million. This potential transaction marks a significant development in the Company's strategic real estate portfolio optimization. The Chino Valley property has been a valuable non-core asset within the Company's portfolio and this potential sale is part of a strategic shift to streamline the Company's portfolio and concentrate efforts on a direct-to-consumer real estate strategy.

Financial Highlights for the Three and Six Months Ended June 30, 2024:

●	Property Investment Portfolio Revenues were $679,326 for the quarter ended June 30, 2024, compared to revenues of $609,591 for the quarter ended June 30, 2023, an increase of 11%.

●	Revenues were $692,326 for the quarter ended June 30, 2024, compared to revenues of $772, 617 for the quarter ended June 30, 2023, a decrease of 10%.

●	Income from operations was $103,138 for the quarter ended June 30, 2024, compared to $64,805 for the quarter ended June 30, 2023, an increase of 59%.

●	Income from Operations was $232,047 for the six months ended June 30, 2024, compared to $41,419 for the six months ended June 30, 2023, an increase of 460%.

●	The Company reported a net loss of $(32,283), or ($0.00) per fully diluted share, for the quarter ended June 30, 2024, as compared to a net profit of $42,159, or $0.01 per fully diluted share, for the quarter ended June 30, 2023.

●	Cash provided by operating activities was $245,513 for the six months ended June 30, 2024, compared to $143,784 for the six months ended June 30, 2023, an increase of 71%.

●	Operating expenses were $589,188 for the quarter ended June 30, 2024, compared to $707,812 for the quarter ended June 30, 2023, a decrease of 17%.

●	The Company had cash on hand of $1.53 million as of June 30, 2024, compared to cash on hand of $3.1 million as of December 31, 2023. The decrease in cash position primarily reflects the Company's acquisition of the Chicago, Illinois dispensary property.

Management Commentary:

“Our team continues to execute on the Zoned Properties’ mission, and we are thrilled with the strides made in growing our rental revenue base, operating cash flow and the significant reduction we have seen in operating expenses for the second quarter of 2024. The recent acquisition of the Surprise, Arizona property leased to Sunday Goods and the securing of five strategic property locations in the Ohio cannabis lottery process is pivotal to our portfolio expansion of direct-to-consumer real estate assets with best-in-class operating tenants. These developments are significant in diversifying our tenant roster as we focus on geographic expansion in some of the strongest cannabis state markets in the US.”

“Moreover, we continue to formulate ways to enhance our balance sheet to support our exciting growth path, including the decision to list our Chino Valley cultivation property for sale, a potential pathway to produce non-dilutive funding. Additionally, as part of our flexible capital allocation strategy we plan to utilize our positive cash flow opportunistically towards our share repurchase program in the second half of the year, given the continued disconnect between our share price and tangible book value,” said Bryan McLaren, Chief Executive Officer of Zoned Properties.

About Zoned Properties, Inc. (OTCQB: ZDPY):

Zoned Properties Inc. (“Zoned Properties” or the “Company”) (OTCQB: ZDPY) is a technology-driven property investment company focused on acquiring value-add real estate within the regulated cannabis industry in the United States. The Company aspires to innovate within the real estate development sector, focusing on direct-to-consumer real estate that is leased to the best-in-class cannabis retailers.

Headquartered in Scottsdale, Arizona, Zoned Properties is redefining the approach to commercial real estate investment through its standardized investment process backed by its proprietary property technology. Zoned Properties has developed a national ecosystem of real estate services to support its real estate development model, including a commercial real estate brokerage and a real estate advisory practice. With a decade of national experience and a team of experts devoted to the emerging cannabis industry, Zoned Properties is addressing the specific needs of a modern market in highly regulated industries. The Company targets commercial properties that face unique zoning or development challenges, identifies solutions that can potentially have a major impact on their commercial value, and then works to acquire the properties while securing long-term, absolute-net leases.

Zoned Properties targets commercial properties that can be acquired and rezoned for specific purposes, including the regulated and legalized cannabis industry. It does not grow, harvest, sell or distribute cannabis or any substances regulated under United States law such as the Controlled Substance Act of 1970, as amended (the “CSA”). Zoned Properties corporate headquarters are located at 8360 E. Raintree Dr., Suite 230, Scottsdale, Arizona. For more information, call 877-360-8839 or visit www.ZonedProperties.com.

Twitter: @ZonedProperties

LinkedIn: @ZonedProperties

Safe Harbor Statement

This press release contains forward-looking statements. All statements other than statements of historical facts included in this press release are forward-looking statements. In some cases, forward-looking statements can be identified by words such as "believe," "expect," "anticipate," "plan," "potential," "continue" or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks and uncertainties are discussed in the Company's filings with the Securities and Exchange Commission. Investors should not place any undue reliance on forward-looking statements since they involve known and unknown, uncertainties and other factors which are, in some cases, beyond the Company's control which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects the Company's current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to operations, results of operations, growth strategy and liquidity. The Company assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Investor Relations

Zoned Properties, Inc.

Bryan McLaren

Tel (877) 360-8839

Investors@zonedproperties.com

www.zonedproperties.com

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